Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of The Eastern Company for the year ended December 30, 2017 of our reports dated March 15, 2018 included in its Registration Statement on Form S-8 (Nos. 333-21349, 333-21351, 333-45315, 333-62196, 333-115109 and 333-169169) relating to the financial statements and financial statement schedules and internal controls for the three years ended December 30, 2017 listed in the accompanying index.

/s/ Fiondella, Milone & LaSaracina LLC
Fiondella, Milone & LaSaracina LLC

Glastonbury, Connecticut
March 15, 2018